EXHIBIT (a8)

                          JULIUS BAER INVESTMENT FUNDS

                  AMENDMENT NO. 8 TO THE MASTER TRUST AGREEMENT
             (Change of Name of the Julius Baer Global Income Fund)

         The undersigned, Assistant Secretary of Julius Baer Investment Funds (the "Trust"), does hereby certify that pursuant to Article I, Section 1.1 and
Article VII, Section 7.3 of the Master Trust Agreement dated April 30, 1992, the following resolutions were duly adopted by the Board of Trustees at a Meeting of the Board of Trustees held on June 25, 2003.

RESOLVED: That the name of the Julius Baer Global Income Fund previously established and designated pursuant to the Trust's Master Trust Agreement be modified and amended as set forth below:

          CURRENT NAME                        NAME AS AMENDED
          ------------                        ---------------
          Julius Baer Global Income Fund      Julius Baer Total Return Bond Fund

          ; and further

RESOLVED: That the appropriate officers of the Trust be, and each hereby is, authorized to execute and file any notices required to be filed reflecting the foregoing changes; to execute amendments to the Trust's Master Trust Agreement and By-Laws reflecting the foregoing changes; and to execute and file all requisite certificates, documents and instruments and to take such other actions required to cause said amendment to become effective and to pay all requisite fees and expenses incident thereto.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 23rd day of February, 2004.

                                                         /s/ Cynthia Surprise
                                                         -----------------------
                                                             Cynthia Surprise
                                                             Assistant Secretary